EXECUTION

FOURTH AMENDMENT TO AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

This FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT(this “Fourth Amendment”) dated as of November 19, 2013 made by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Holding Company”), COMBAT TRAINING SOLUTIONS, INC., a Colorado corporation (“CTS”), CYALUME REALTY, INC., a Delaware corporation (“Realty”), CYALUME SPECIALTY PRODUCTS, INC., a Delaware corporation (“Specialty”), and TD BANK, N.A., as Administrative Agent and as the Lender (the “Agent”).

Background

The Borrower, the Holding Company, the lenders party thereto and the Agent entered into an that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 29, 2010 which was amended by that certain First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement and Limited Consent and Joinder dated as of January 20, 2012 which was amended by that certain Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 30, 2012 which was amended by that certain Third Amendment to Amended and Restated Credit Agreement dated as of December 20, 2012, (as further amended, modified or supplemented to the date hereof, the “Original Credit Agreement”).

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company, CTS, Realty and Specialty and the Agent and Lender hereby agree as follows:

1. Amendment. Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 2 below, the Original Credit Agreement shall be amended as follows:

(A) Section 1.1 “Definitions” contained in the Original Credit Agreement is hereby amended by deleting the definitions of “Adjusted EBITDA”, “Change of Control”, “EBITDA”, “Lender Approved Add-Backs”, “Omniglow Reserve” and “Revolving Credit Loan Maturity Date” therein contained and inserting the following in lieu thereof:

“Adjusted EBITDA”. With respect to any period, an amount equal to EBITDA for such period plus to the extent accounted for in EBITDA and without duplication, the sum of (i) Acquired EBITDA and (ii) Lender Approved Add-Backs.

“Change of Control”. The occurrence of any one of the following events: (i) the common stock of Holding Company is no longer publicly traded or held under the Securities and Exchange Act of 1934; (ii) the Holding Company shall cease to own 100% of the Shares of the Borrower; (iii) there is a sale of all or substantially all of the assets of the Borrower or (iv) any "person" or "group" (as such terms are used in Sections 15(d) and 14(d) of the Securities Exchange Act of 1934) other than Renova US Management, LLC, d/b/a Columbus Nova or any of its Affiliates, including, without limitation US VC Partners, L.P., becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right" whether such right is exercisable immediately or only after the passage of time)) directly or indirectly, of 40% or more of the equity interests of the Holding Company on a fully diluted basis.

“EBITDA”. With respect to any period, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent accounted for in Consolidated Net Income during such period and without duplication the sum of: (i) depreciation and amortization, (ii) Consolidated Total Interest Expense for such period, (iii) income tax expense, minus the sum of: (a) interest and dividend income during such period, (b) gain on the sale of assets other than the sale of inventory in the ordinary course of business during such period, (c) extraordinary gains during such period, (d) any non-cash components of income during such period, and (e) gains received in foreign currency transactions.

“Lender Approved Add-Backs”. The sum of the following to the extent incurred: (i) non-cash goodwill impairment charges not to exceed $1,100,000 in the aggregate during the Borrower’s 2013 Fiscal Year, (ii) severance costs not to exceed $500,000 in the aggregate during the Borrower’s 2013 Fiscal Year, (iii) non-cash compensation awards, (iv) non-recurring legal expenses incurred during the Borrower’s 2013 Fiscal Year not to exceed an aggregate of $2,500,000, (v) non-cash write-downs of assets and non-cash asset adjustments taken during the Borrower’s 2013 Fiscal Year, and (vi) non-cash losses derived from foreign currency transactions entered into for business purposes and not for speculation.

“Omniglow Reserve.” $1,000,000.

“Revolving Credit Loan Maturity Date”. December 19, 2015, unless sooner occurring following acceleration.

(B) Section 1.1 “Definitions” contained in the Original Credit Agreement is hereby amended by adding the following definitions:

“Colorado Real Estate”. 2450 Canada Drive, Colorado Springs, Colorado.

“Columbus Nova Transaction”. The purchase and sale of certain preferred stock of Holdings and the issuance of certain common stock warrants of Holdings in connection therewith of Holdings to US VC Partners, L.P., a Delaware limited partnership pursuant to that securities purchase agreement dated as of November ___, 2013 for an aggregate purchase price of $4,000,003.00.

“Colon Note”. That certain subordinated promissory note issued by the Borrower to Antonio Colon, dated the date of the Fourth Amendment, in an aggregate principal amount of $1,075,000, on such terms and conditions as are acceptable to Agent in its sole discretion.

(C) Section 2.1 “Commitment to Lend” of the Original Credit Agreement is hereby amended to delete the text therein contained and to insert the following in lieu thereof:

Subject to the terms and conditions set forth in this Credit Agreement, each Revolving Credit Lender severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.5 (each a “Revolving Loan” and collectively “Revolving Credit Loans”), such sums equal to such Revolving Credit Lender’s Revolving Credit Loan Commitment Percentage of amounts requested by Borrower hereunder; provided, that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Foreign Exchange Reserve plus the Omniglow Reserve plus the Maximum Drawing Amount and Unpaid Reimbursement Obligations, shall not at any time exceed the lesser of (a) the Revolving Credit Loan Commitment minus $1,000,000 and (b) the Borrowing Base. Each request for a Revolving Credit Loan or the entering into a Foreign Exchange Contract or the submission of an application for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Article 13, in the case of entering into this Credit Agreement on the Closing Date, and Article 14, in the case of all others have been satisfied on the date of such request.

(D) Section 5.3 “Mandatory Payments” of the Original Credit Agreement is hereby amended by deleting subsections (a), (b) and (c) and inserting the following in lieu thereof:

(a) an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries from the sale or other disposition of any of its Capital Assets, except for (i) sales of inventory in the ordinary course of business, (ii) sales of the Colorado Real Estate which such prepayment in connection therewith shall be governed by the terms and conditions of the Fourth Amendment, or (iii) sales of any assets no longer used or useful in the conduct of such business, provided, with respect to clause (iii) immediately preceding, that no Default or Event of Default then exists or would exist after giving effect to such use of Net Proceeds, the value of such assets does not exceed $250,000 in any fiscal year, the Borrower or such Subsidiary uses the cash proceeds of any such sale to purchase replacement or other equipment within 60 days of such sale, and such sales are at fair market value;

(b) subject to Section 11.1, an amount equal to 100% of the proceeds received by the Borrower, Guarantor or any of its Subsidiaries (i) from the incurrence of any Indebtedness for borrowed money other than borrowings permitted hereunder and (ii) from the issuance of any Shares of the Borrower, Guarantor or any of its Subsidiaries, in each case, excluding reasonable fees and expenses incurred by such Person relating to the incurrence of such Indebtedness or issuance of such Shares, other than (i) Net Proceeds of up to $3,300,000 from the issuance under the Columbus Nova Transaction, and (ii) Net Proceeds from all issuances after the effectiveness of the Fourth Amendment of up to $3,000,000;

(c) an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries as insurance proceeds or condemnation awards, other than insurance proceeds or condemnation awards not in excess of an aggregate amount of $250,000 in respect of loss or damage to equipment, Inventory, fixed assets or real property to the extent such cash proceeds are applied to replace or repair the equipment, Inventory, fixed assets or real property in respect of which such proceeds were received, so long as such application is made within sixty (60) days after the occurrence of such loss, damage, or condemnation;

Notwithstanding the introductory paragraph of Section 5.3, the Net Proceeds of at least $3,300,000 from the issuance under the Columbus Nova transaction will be used to prepay Outstanding Revolving Loans (and the amount thereof in excess of the Outstanding Revolving Loans on the date hereof may be retained by the Borrower) and Net Proceeds from all issuances after the effectiveness of the Fourth Amendment up to $3,000,000 will be used to prepay outstanding Revolving Loans (in each case such repayments shall not reduce the amount of the Revolving Credit Loan Commitment).

(E) Section 6.2 “Interest on Loans” of the Original Credit Agreement is hereby amended by deleting subsections (a) and (b) and inserting the following in lieu thereof:

(a) Unless an Event of Default shall have occurred and the Default Rate applies, the outstanding principal amount of all Loans will bear interest at the Base Rate plus three percent (3.0%) per annum. Notwithstanding anything to the contrary herein contained, the Borrower may not borrow any amounts after the date hereof at the LIBOR Rate nor have the LIBOR Rate apply to any Loans whether by direct borrowings or by conversions.

(b) reserved.

(F) Section 10.5 “Notices” of the Original Credit Agreement is hereby amended by adding the following new subsection (j):

(j) The Borrower will promptly notify Agent, in writing, if the Borrower or any of its Subsidiaries become the subject of a DCAA audit or investigation.

(G) Section 10.4, “Financial Statements, Certificates and Information”, of the Original Credit Agreement is hereby amended by adding the following clause (j):

and (j) (i) weekly, a 90 day monthly cash flow forecast of Holdings and its Subsidiaries in which the first month is forecasted weekly and otherwise in detail reasonably satisfactory to the Required Lenders and (ii) as soon as practicable, but in any event not later than December 31 of each fiscal year of the Borrower, projections of Holdings and its Subsidiaries updating those projections delivered to the Lenders and referred to in Section 10.4(g) or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 10.4(j) and a proposed annual detailed business operating budget for the next succeeding fiscal year prepared on a monthly basis which shall set forth, in detail reasonably satisfactory to the Required Lenders, the assumptions underlying such business operating budget.

(H) Section 10.13 “Further Assurances” of the Original Credit Agreement is hereby amended by adding the following as a last sentence to such section:

The Borrower will, within ten (10) days of Agent’s request, execute and deliver to Agent agreements, instruments or documents, in form and substance satisfactory to Agent, and will cooperate with Agent in processing and filing such agreements, instruments or documents, to enable the Borrower to comply with the Federal Assignment of Claims Act.

(I) Section 10.17 “Consultant/Operating Budget”, contained in the Original Credit Agreement is hereby amended by deleting the terms and subsections contained therein and inserting the following in lieu thereof:

Section 10.17 Consultant/Operating Budget.

If Adjusted EBITDA for the twelve month period ending December 31, 2014 is less than $4,400,000, within thirty (30) days, the Borrower and the board of directors of the Borrower shall engage and duly appoint a consultant or financial advisory firm acceptable to Agent, on terms and conditions (including, without limitation, as to scope of duties and authority) acceptable to Agent.

(J) Section 11.1 “Restricted on Indebtedness”, contained in the Original Credit Agreement is hereby amended by (i) deleting subsection (n) and inserting the following in lieu thereof, and (ii) adding the new clause (p):

(n) Subordinated Debt evidenced by the Granite Subordinated Notes in an aggregate principal amount on the Closing Date not to exceed $8,500,000 (plus any paid-in-kind interest added to the principal thereon pursuant to the terms of the Granite Subordinated Debt Documents);

(p) Subordinated Debt evidenced by the Colon Note in an aggregate principal amount on the date of the Fourth Amendment not to exceed $1,075,000.

(K) Section 11.4 “Restricted Payments”, contained in the Original Credit Agreement is hereby amended by (a) deleting subsections (i), (iv), (v), (vi), (vii), (viii) and (ix) thereof, (b) amending subsection (iv) by deleting the text therein contained and inserting the following in lieu thereof, and (c) adding the following new clause (x):

(iv) provided, that the Borrower may pay or may make a Distribution to the Holding Company to allow the Holding Company to pay Selway Capital, LLC in an amount of up to $11,000 per month for work performed for the Borrower.

(x) provided, that the Borrower may make payments of principal of the Colon Note in the amount of $107,500 on each of March 27, 2014, September 29, 2014, March 30, 2015, September 30, 2015, March 30, 2016, September 30, 2016, March 30, 2017, April 2, 2018 and October 2, 2018, which may bear interest at a rate of up to two percent (2%) per annum under the Colon Note.

(L) Section 11.5 “Merger, Consolidation and Disposition of Assets” of the Original Credit Agreement is hereby amended at subsection (d) by deleting the amount “500,000” therein contained and inserting the amount “250,000” in lieu thereof.

(M) The following new sections 11.20 and 11.21 are hereby added to the Original Credit Agreement:

Section 11.20 Compensation.

The Borrower and its Subsidiaries will not permit any salary increases or payment of any cash bonuses to officers of Borrower and its Subsidiaries, with the exception of the contractual obligation to pay bonuses to Michael Bielonko, until the payment of cash interest on the Subordinated Debt has resumed for six months.

Section 11.21 Corporate Offices.

The Borrower and its Subsidiaries will not permit the total payments for relocation, build out, furniture and fixture and other associated costs for movement of Borrower to new corporate offices to exceed $350,000 in the aggregate.

(N) Article 12 “Financial Covenants of Borrower” contained in the Original Credit Agreement is hereby amended by deleting Sections 12.1, 12.2, 12.3, 12.4 and 12.5 and the terms and subsections therein contained and inserting the following in lieu thereof:

Section 12.1 Total Debt Service Coverage.

As of the last day of the fiscal year ending December 31, 2014, the Total Debt Service Coverage Ratio shall not be less than 0.80:1.00 and as of the last day of the fiscal year ending December 31, 2015, the Total Debt Service Coverage Ratio shall not be less than 1.70:1.00.

Section 12.2 Reserved.

Section 12.3 “Capital Expenditures” contained in the Original Credit Agreement is hereby amended by deleting the terms and subsections therein contained and inserting the following in lieu thereof:

The Borrower will not make, nor permit any Subsidiary to make any Capital Expenditures (x) that exceed $1,400,000 in the Borrower’s 2013 Fiscal Year; (y) that exceed $1,400,000 during the Borrower’s 2014 Fiscal Year; or (z) that exceed $1,500,000 during the Borrower’s 2015 Fiscal Year; provided, however, in the event that the Borrower receives a capital contribution through the issuance of common-equity securities through which the Borrower received Net Proceeds, in cash, of $2,000,000 in addition to the capital contribution of at least $3,300,000 of Net Proceeds in connection with the Columbus Nova Transaction the maximum annual amount of Capital Expenditures will be increased by an aggregate amount of up to $500,000 during the next succeeding twelve (12) months commencing when any of such Net Proceeds are first received.

Section 12.4 Reserved.

Section 12.5 “Minimum Adjusted EBITDA” is hereby added to the Original Credit Agreement as follows:

On the dates set forth below the minimum Adjusted EBITDA of the Borrower and its Subsidiaries for the fiscal quarter then ending shall not be less than the amount set forth below

Quarter End	minimum Adjusted EBITDA
December 31, 2013	$(1,175,000)
March 31, 2014	$(150,000)
June 30, 2014	$350,000
September 30, 2014	$975,000
December 31, 2014	$900,000
March 31, 2015	$300,000
June 30, 2015	$975,000
September 30, 2015	$1,550,000
December 31, 2015	$1,500,000

(O) Section 15.1 “Events of Default” of the Original Credit Agreement is hereby amended by adding the following new subsection (s) and moving the word “or” at the end of subsection (q) to the end of subsection (r):

The Borrower or any of its Subsidiaries shall be subject to any suspension, debarment, termination for default or like procedure with the United States of America or any agency or subdivision thereof.

(P) Schedules 1.1, 9.5, 9.6, 9.7, 9.8, 9.26, 9.31 and 9.32 of the Original Credit Agreement are each hereby deleted in their entirety and Schedules 1.1, 9.5, 9.6, 9.7, 9.8, 9.26, 9.31 and 9.32 attached hereto are hereby substituted therefor.

(Q) Exhibit C, Borrowing Base Report of the Original Credit Agreement is hereby amended by deleting the Exhibit C attached thereto and inserting the Exhibit C attached to this Fourth Amendment in lieu thereof.

2. Conditions Precedent. The provisions of this Fourth Amendment shall be effective as of the date on which all of the following conditions are satisfied:

(a) the Borrower shall have delivered to the Agent a fully executed counterpart of this Fourth Amendment;

(b) the Borrower shall have paid all costs and expenses owing to the Agent and its counsel on or before the date hereof;

(c) Agent and the Lender shall have indicated its consent and agreement by executing this Fourth Amendment;

(d) the Borrower, the Holding Company, CTS, Specialty and Realty shall have delivered certified copies of the resolutions of its Board of Directors approving the execution, delivery and performance of this Fourth Amendment and the actions contemplated herein, in form and substance satisfactory to Agent;

(e) after giving effect to this Fourth Amendment, no Default or Event of Default shall have occurred or be continuing;

(f) the Borrower shall have paid the Agent an amendment fee of One Hundred Thousand Dollars ($100,000) to compensate Agent and the Lender for entering into this Fourth Amendment, which amount, when paid, is not subject to refund or rebate and will be fully earned upon the Agent and the Lender executing this Fourth Amendment; and

(g) the Agent shall have received fully executed copies of the Fourth Amendment to Subordinated Loan Agreement dated November 19, 2013 among Borrower, Holding Company, CTS, Realty, Specialty, Granite Creek Partners Agent, LLC, Granite Creek Flexcap I, L.P., and Patriot Capital II, L.P., and all documents executed in connection therewith, all in form and substance satisfactory to Agent, with amended financial covenants limited to those contained in the Credit Agreement which contain a 15% cushion from the levels set in Section 12 of the Credit Agreement, an extension of the maturity date to at least June 30, 2016 and an acknowledgement by the holders of such Subordinated Debt that no payments on such Subordinated Debt are permitted and expressly stating such non-payment will not constitute an Event of Default under such Subordinated Debt Documents.

(h) the Borrower will have received gross proceeds, in cash, from the issuance of common equity securities of at least $4,000,000 and will have used such Net Proceeds to immediately repay outstanding Revolving Credit Loans.

(i) Agent shall have received an amendment to each of the other Subordinated Debt Documents (in addition to those referred to in (g) above) extending the maturity date thereof to at least June 30, 2016 and an acknowledgement by the holders of such Subordinated Debt that no payments on such Subordinated Debt are permitted and expressly stating such non-payment will not constitute an Event of Default under such Subordinated Debt and the documents executed in connection therewith, and otherwise in form and substance satisfactory to the Agent.

(j) the Borrower will have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, an Inventory report containing a detailed description of the Inventory, by type, amount and location.

(k) Agent will have received a fully executed amendment to each Subordination Agreement, in form and substance satisfactory to Agent, wherein the holders of the applicable Subordinated Debt will have agreed not to accept any payments on account of the applicable Subordinated Debt and agree that any non-payment of such Subordinated Debt will not constitute an event of default under such Subordinated Debt.

(l) Agent will have received certified counterparts of the Securities Purchase Agreement executed in connection with the Columbus Nova Transaction and all material documents executed in connection therewith, all of which must be in form and substance satisfactory to Agent.

(m) Agent will have received property and casualty and general comprehensive liability insurance certificates dated on or about the date of this Fourth Amendment naming Agent as loss payable and additional insured, in form and substance satisfactory to Agent.

3. Miscellaneous.

(a) Ratification. The terms and provisions set forth in this Fourth Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this Fourth Amendment, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Agent agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Fourth Amendment, the Original Credit Agreement (as unmodified by this Fourth Amendment) shall control. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b) Representations and Warranties. The Borrower hereby represents and warrants to the Agent that the representations and warranties set forth in the Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. The Borrower further represents and warrants to the Agent that the execution, delivery and performance by the Borrower of this amendment (i) are within the Borrower’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower’s certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority in any material respect; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Agent; (vii) do not require the consent or approval of any Governmental Authority. All representations and warranties made in this Fourth Amendment shall survive the execution and delivery of this Fourth Amendment, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent to rely upon them.

(c) Release. In addition, to induce the Agent and Lender to agree to the terms of this Fourth Amendment, the Borrower, for and on behalf of, itself and its Subsidiaries and its direct and indirect equity holders represents and warrants that as of the date of its execution of this Fourth Amendment there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Loan Documents and in accordance therewith it:

(i) Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this Fourth Amendment and

(ii) Releases and discharges the Agent and its officers, directors, employees, agents and affiliates (collectively the “released parties”) from any and all liabilities, claims, causes of action, in law or equity, which the Borrower or any of its Subsidiaries or direct or indirect equity holders or any Guarantor may have against any released party arising prior to the date hereof in connection with the Loan Documents or the transactions contemplated thereby.

(d) Reference to Agreement. Each of the Loan Documents, including the Original Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Original Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Original Credit Agreement shall mean a reference to the Original Credit Agreement as amended hereby.

(e) Expenses of the Agent. As provided in the Original Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Fourth Amendment, including without limitation, the reasonable costs and fees of the Agent’s legal counsel.

(f) Severability. Any provision of this Fourth Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Fourth Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(g) Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable laws of the United States of America.

(h) Successors and Assigns. This Fourth Amendment is binding upon and shall inure to the benefit of the Agent, the Holding Company and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

(i) Counterparts. This Fourth Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(j) Effect of Waiver. No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

(k) Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

(l) Entire Agreement. This Fourth Amendment embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Fourth Amendment. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

(m) Colorado Real Estate. Agent will release the Negative Pledge regarding the Colorado Real Estate owned by Realty provided each of the following conditions is met:

(i) the Borrower prepays a portion of the outstanding principal amount of the Term Loan with at least $200,000 of proceeds of the sale of the Colorado Real Estate simultaneous with the closing of title for such sale;

(ii) the Borrower deposits $300,000 in an account with Agent of the proceeds of the sale of the Colorado Real Estate to be held by Agent until Agent receives an appraisal of the Colorado Real Estate (the “Colorado Appraisal”), in form and substance satisfactory to Agent, determining a value of the Colorado Real Estate; and

(iii) Upon delivery of the Colorado Appraisal to the Borrower, the Borrower will prepay an additional portion of the outstanding principal amount of the Term Loan equal to the lesser of (a) the value of the Colorado Real Estate as determined in the Colorado Appraisal and (b) $500,000. The Borrower will receive a $200,000 credit to such prepayment under this subsection (iii) on account of the $200,000 paid prior to the receipt of the Colorado Appraisal.

(n) Waiver. Effective on the effectiveness of the Fourth Amendment, Agent and Lender waive the Excess Cash Flow Payment due, if any, for the Borrowers Fiscal Year 2013 and Fiscal Year 2014. The forgoing waiver is limited to the waiver of such Excess Cash Flow payments and is not a waiver of any other term. Agent and the Lenders by providing such waiver are not agreeing to provide any waiver in the future.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

BORROWER

CYALUME TECHNOLOGIES, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

GUARANTORS

COMBAT TRAINING SOLUTIONS, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

CYALUME SPECIALTY PRODUCTS, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

CYALUME REALTY, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

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HOLDING COMPANY

CYALUME TECHNOLOGIES, INC.
.

	By:	/s/ Zivi Nedivi
Name: Zivi Nedivi Title: Chief Executive Officer

AGENT

TD BANK, N.A.
.

	By:	/s/ Bethany H. Buitenhuys
Name: Bethany H. Buitenhuys Title: Vice President

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